UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2008
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

914 N Jefferson Street Springdale, Arkansas	72764
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On November 3, 2008, Advanced Environmental Recycling Technologies, Inc. announced the appointment of J.R. Brian Hanna as Chief Financial Officer of the Company. The former CFO, Robert Thayer, had resigned his position effective April 11, 2008. Mr. Hanna, aged 55, has most recently served as Chief Financial Officer of JT Sports (formerly Brass Eagle Inc.) from December 1, 1997 to October 31, 2008. Mr. Hanna obtained his Chartered Accountant’s designation with Deloitte & Touche in 1982 and later became a Certified Public Accountant. Mr. Hanna’s background includes merger and acquisition integrations, financial system/IT implementations in addition to establishing internal controls, strategic planning and treasury functions.
     The Company and Mr. Hanna agreed to a compensation package providing for an annual salary of $185,000 and an annual bonus of 25% to 100% of his base salary, subject to the attainment of performance criteria, to be established by the Company’s Compensation Committee. In addition, Mr. Hanna will be granted 100,000 shares of restricted stock. These shares will vest over four years, contingent upon the achievement of performance objectives. If there is a change in control of ownership of AERT within the first three years of his employment, Mr. Hanna’s existing awards will immediately vest and he will receive 100,000 shares. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Press release issued November 3, 2008 announcing the above-referenced changes in executive officers.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman and Chief Executive Officer

Date: November 7, 2008